Exhibit 8.1

Hunton Andrews Kurth LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219-4074 Tel 804 ● 788 ● 8200 Fax 804 ● 788 ● 8218 File No: 88502.2

July 13, 2020

Postal Realty Trust, Inc.

75 Columbia Avenue

Cedarhurst, NY 11516

Postal Realty Trust, Inc.

Qualification as a

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Postal Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-11, filed with the Securities and Exchange Commission on July 13, 2020, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale of up to 4,025,000 shares of Class A common stock, par value $0.01 per share, of the Company. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Amendment and Restatement, as filed on May 16, 2019 with the Department of Assessments and Taxation of the State of Maryland;

3.	the Amended and Restated Agreement of Limited Partnership of the Postal Realty LP;

4.	the earnings and profits report obtained by the Company from Shanholt Glassman Klein Kramer & Co. (the “E&P Report”); and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC

www.HuntonAK.com

Postal Realty Trust, Inc.

July 13, 2020

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2020, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3. the Company will not make any amendments to its organizational documents after the date of this opinion that would adversely affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4. no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations contained in the Officer’s Certificate, the conclusions in the E&P Report, and the factual matters discussed in the Prospectus. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its short taxable year ended December 31, 2019, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2020, and thereafter; and

(b) the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.

Postal Realty Trust, Inc.

July 13, 2020

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP